UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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ELECTRONIC ARTS INC.
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Commencing on July 17, 2020, Electronic Arts Inc. will use the following supplemental information in communicating with certain stockholders.

Dear Stockholder:

Electronic Arts Inc. (“we”, the “Company” or “EA”) is holding its 2020 annual meeting of stockholders (the “Annual Meeting”) on August 6, 2020. On June 19, 2020, we filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with our Annual Meeting, which is available, along with our 2020 annual report to stockholders, at https://materials.proxyvote.com/ or on our investor relations website at https://ir.ea.com/financial-information/annual-reports-and-proxy-information/default.aspx.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we request your support by voting “FOR” Proposal 2 - the advisory vote to approve named executive officer compensation (“NEOs”), or “say-on-pay”). In deciding how to vote on this proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Overview

Our executive compensation practices reflect a strong pay-for-performance alignment. Through our annual cash incentive and performance equity programs, a significant portion of executive compensation is based on EA’s financial success. Most recently, we received a favorable 94% of the votes cast for our annual say-on-pay advisory proposal at our 2019 annual meeting. EA’s shareholder return continues to be strong. Based on data through July 13, 2020, EA is out-performing the S&P 500 by 27% in calendar year 2020 and since the beginning of fiscal year 2017, EA’s stock has out-performed the S&P 500 by 35%.

We believe you should vote for Proposal 2 because:

•Our pay practices align with our financial results.

•Our equity granting practices seek to retain and incentivize key leaders in an increasingly competitive landscape as competitors such as Google, Amazon and Apple seek to strengthen their interactive entertainment capabilities.

•Our decisions regarding special performance-based equity awards, which are used sparingly and in a highly targeted way, reflect our focus on the long-term performance of the Company.

We believe retention of key leaders is an important component to our continued financial performance.

Our fiscal year 2020 pay is aligned with our strong financial results.

During fiscal year 2020, we generated strong financial results.

•We raised our financial guidance twice and ended the year with results that exceeded our raised guidance. We generated net revenue of $5.537 billion, diluted earnings per share of $10.30 (including the impact of $5.97 of one-time tax benefits), drove gross margins higher, increased our cash provided by operations, and invested in products and services for the future.

•The Company executed well and delivered eight AAA titles – which is equal to the combined number of titles released by our top three gaming competitors.

•In addition, during fiscal year 2020, we repurchased 12.3 million shares, returning nearly $1.2 billion to stockholders.

We delivered these achievements in part against the background of the global challenge of the COVID-19 pandemic, which impacted our operations during the last quarter of fiscal year 2020. Beginning with the impact to our Asian operations, the pandemic subsequently impacted all of our global business operations.

We mobilized quickly to support our global workforce by enabling employees to work from home, enhancing our information technology systems to support our distributed workforce, and mitigating the disruption to operations brought about by stay-at-home orders. Our rapid mobilization efforts enabled us to continue to deliver on our objectives despite the considerable challenges.

It is against these financial returns and global context that our NEOs’ compensation should be considered.

Our equity granting practices seek to retain and incentivize key leaders in an increasingly competitive landscape as competitors such as Google, Amazon and Apple seek to strengthen their interactive entertainment capabilities.

In recent years, broader technology companies such as Google, Amazon, and Apple with significantly greater resources than us have been pursuing interactive entertainment. While these companies are not our proxy peers due to the disparity in market capitalization and revenue, we compete directly with these companies and others like them for executive talent.

In November 2019 (the third quarter of fiscal year 2020), after we initially raised our fiscal year 2020 financial guidance, the Compensation Committee (the “Committee”) approved the grant of special performance-based restricted stock unit awards (the “PRSUs”) to three NEOs—Laura Miele, Chief Studios Officer, Blake Jorgensen, Chief Financial and Operating Officer, and Ken Moss, Chief Technology Officer.

The PRSUs were granted to retain and incentivize these key executives, whom the Committee believes are critical to our ability to achieve our long-term strategic plan and to further align the incentives of our key executives with stockholder interests. It was a highly targeted action in light of significant competitive pressures. No other member of the Company’s executive team, including our Chief Executive Officer, received these awards.

Our decisions regarding special performance-based equity awards, which are used sparingly and in a highly targeted way, reflect our focus on the long-term performance of the Company.

The Committee took into account the retentive value of the outstanding performance-based incremental restricted stock units (“PIRSUs”) granted to Mr. Jorgensen and Mr. Moss in June 2017 when making the November 2019 grants. The Committee is focused on long-term company performance and noted that only 16 months remained in the PIRSU performance period. Thus, the November grants added 48 months of vesting to continue to incentivize and retain these critical leaders for the long-term.

The November special awards have a four-year performance period ending in 2023 and vest based on the achievement of the Company’s total shareholder return (“TSR”) relative to the NASDAQ-100 Index. One-half of the target shares are eligible to be earned after two years. The number of PRSUs that may vest ranges from 0% to 200% of target; to earn the award at target, our TSR must be at the 60th percentile.

The performance criteria of these awards are different from the PIRSUs. Those awards were tied to the achievement of aggressive growth targets in the Company’s non-GAAP net revenue and free cash flow, weighted equally, over a four-year performance period.

This long-term focus has resulted in continued strong financial performance for EA:

•In May 2020, the Company announced financial guidance for fiscal year 2021 with growth in net revenues and earnings per share, despite the global economic recession and operational uncertainties created by the COVID-19 pandemic.

•In addition, in June 2020, Mr. Jorgensen updated EA’s first quarter fiscal year 2021 outlook by noting that the Company’s performance was exceeding expectations across all of EA’s business.

The recipients of the November grants, Ms. Miele, Mr. Jorgensen and Mr. Moss, have been instrumental in leading EA through this pandemic. Innovative creative leadership, tight management of our operations, and our strong technology platform have enabled EA to move our nearly 10,000 employees to work from home effectively, allowing us to continue entertaining hundreds of millions of players around the world, and to exceed our business and financial objectives.

Conservative Equity Granting Practices

While long-term equity awards are an important component of executive compensation, our burn rate continues to be conservative in comparison to that of our peer group. In fiscal year 2020, EA’s gross burn rate was 1.8% and ranked in the bottom one-third of our proxy peer group. Our burn rate is calculated as the total number of shares subject to awards we granted in a year, adjusting full-value awards based on a stock price volatility premium, divided by our basic weighted average common shares outstanding for that year.

Historical Practice of Pay-for-Performance Alignment

Our commitment to a pay-for-performance alignment is reflected both in a year of strong financial performance as in fiscal year 2020 and when our performance does not meet our expectations, as in fiscal year 2019.

In March 2019 (fourth quarter of fiscal year 2019), the Company announced the difficult decision to lay-off a small percentage of our workforce due to restructuring actions. One of our top priorities was to take care of our impacted employees with severance packages and assistance with finding their next opportunity.

Given the Company’s fiscal year 2019 financial performance, our CEO and his entire staff (including the NEOs) requested that they receive no performance cash bonus award for fiscal year 2019. Further, as contemplated by the design of our performance-based equity program, due to the Company’s TSR, none of the PRSUs granted in June 2018 vested with respect to the fiscal year 2019 performance period.

For the foregoing reasons, we firmly believe support for our say-on-pay proposal is warranted and we ask that you vote FOR the advisory vote to approve NEO compensation.